



                               COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
                       EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                          (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of the Company for the six months ended August 31, 1997 and 1996 and for the five fiscal years ended February 29(28), 1997 computed by dividing net fixed charges
(interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                  Six Months Ended
                                     August 31,                      Fiscal Years Ended February 29(28),
                               ------------------------- ------------------------------------------------------------------
                                  1997         1996          1997         1996          1995         1994         1993
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------
Net earnings                    $179,698     $123,121     $257,358      $195,720      $ 88,407      $179,460    $140,073
Income tax expense               114,889       78,717      164,540       130,480       58,938        119,640      93,382
Interest charges                 181,822      153,309      316,705       281,573       205,464       219,898     128,612
Interest portion of rental
  expense                          2,306        3,675        7,420         6,803         7,379         6,372       4,350
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------

Earnings available to cover
  fixed charges                 $478,715     $358,822     $746,023      $614,576      $360,188      $525,370    $366,417
                               ============ ============ ============= ============ ============= ============ ============

Fixed charges
  Interest charges              $181,822     $153,309     $316,705      $281,573      $205,464      $219,898    $128,612
  Interest portion of rental
    expense                        2,306        3,675        7,420         6,803         7,379         6,372       4,350
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------

      Total fixed charges       $184,128     $156,984     $324,125      $288,376     $212,843       $226,270    $132,962
                               ============ ============ ============= ============ ============= ============ ============

Ratio of earnings to fixed
  charges                           2.60         2.29         2.30          2.13         1.69          2.32         2.76
                               ============ ============ ============= ============ ============= ============ ============












